                         EXHIBIT 10.29.1
                       WARRANT CERTIFICATE

              To Purchase Shares of Common Stock of
                      Inland Resources Inc.
      Incorporated Under the laws of the State of Washington


     1. Basic Terms. This certifies that, for good and valuable consideration, Randall D. Smith (the "Holder"), is entitled, subject to the terms and conditions of this Warrant Certificate (the "Certificate"), to purchase, at any time after 6:00 p.m. Denver, Colorado time on the Option Exercise Date (as defined below) and prior to 6:00 p.m. Denver time on the third
(3rd) business day following the Option Exercise Date, that number of shares of the common stock, $.001 par value (the "Common Stock"), of Inland Resources Inc. (the "Company") which shall, based on a value of the Common Stock at $0.50 per share, equal the amount that would cause Holder to achieve "Payout" (as defined under that certain Farmout Agreement between the Company, Holder and Inland Production Company dated effective July 1,
1995) as of the Option Exercise Date. Holder shall not have the right under this Certificate to purchase such shares of Common Stock unless the Company and Inland Production Company ("Production") have failed to timely exercise their rights under that certain Option Agreement dated effective November 22, 1995 between Inland, Inland Production Company and Holder (the "Option Agreement") to purchase from Holder the Reacquired Leases (as defined in the Option Agreement). Upon timely and valid and exercise of its rights to purchase the shares of Common Stock hereunder, Holder shall, by the close of business, Denver time, on the fourth (4th) business day following the Option Exercise Date, deliver this Certificate to the Company with the exercise form duly executed and payment of the Exercise Price (as defined below) payable to the Company by cashier's check or other immediately available funds, for all shares purchased. One Warrant (herein so called) is required for the purchase of one share of Common Stock.

     2. Option Exercise Date. The right to exercise the Warrants evidenced by this Certificate shall commence at 6:00 p.m. Denver time on March 10, 1997 (the "Option Exercise Date") and expire at 6:00 p.m. Denver time on the third (3rd) business day following the Option Exercise Date (the "Option Period").

     3. Exercise Price. The purchase price per share of the Common Stock upon exercise of the Warrants (the "Exercise Price") shall be equal to $0.50 per share.

     4.   Company's Warranties, Representations and Covenants.
The Company warrants, represents and covenants to the Holder that:

          (a) The Company has been duly incorporated and organized and is validly existing as a corporation in good standing under the laws of its state of organization.

          (b) The Warrants have been duly authorized and are the validly issued, fully paid and binding obligation of the Company. The Common Stock of the Company issuable upon exercise of the Warrants are validly authorized and upon payment of the Exercise
     Price shall be validly issued, fully paid and nonassessable Common Stock of the Company.

          (c) Common Stock deliverable on the exercise of the Warrants shall, at delivery, be fully paid and nonassessable, free from all taxes, liens, and charges with respect to the purchase.

          (d) The Company shall take any necessary steps to assure that the par value per share of the Common Stock is at all times equal to or less than the then current Exercise Price of the Common Stock issuable pursuant to this Certificate.

          (e) The Company shall at all times reserve and hold available sufficient shares of its Common Stock to satisfy the Common Stock issuable upon exercise of this Warrant.

          (f) The Company shall maintain its books and records in accordance with generally accepted accounting principles applied on a consistent basis.

          (g) The Company shall permit the Holder through Holder's designated representatives to visit and inspect any of the properties of the Company, to examine its books and records, and to discuss its affairs, finances and accounts with and be advised as to the same by the officers of the Company at reasonable times and intervals, on the same basis as any other shareholder.

     The provisions of this Section shall continue for so long as the Holder owns this Certificate.

     5. Method of Exercise; Shares Issued Upon Exercise. Exercise may be made for all or any portion of the Warrants evidenced by this Certificate by surrendering it, with the exercise form provided for herein duly executed by or on behalf of the Holder, at the executive office of the Company, accompanied by payment in full of the Exercise Price payable in respect of the Warrants being exercised. The Warrants are exercisable at the option of the Holder in whole, or in part, but only during the Option Period. Any Warrants not exercised during the Option Period shall expire at the expiration of the Option Period. Unless the Common Stock issuable upon exercise of the Warrants has been registered under the Securities Act of 1933, as amended (the "1933 Act"), the certificates evidencing the Common Stock issuable on exercise of the Warrants will bear the following legend (or a similar legend provided by the Company):

     "The shares of stock of Inland Resources Inc. (the
     "Company") represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the securities laws of any state, and the Holder hereof cannot make any sale, assignment, or other transfer of any shares of such stock except pursuant to an offering of such shares duly registered under the 1933 Act and the applicable state securities laws, or under such other circumstances that, in the opinion of counsel of the Holder hereof, does not require registration under the 1933 Act and any state securities laws. Said shares are restricted securities within the meaning of Rule
     144 promulgated under the 1933 Act and may be subject to the limitations upon resale set forth therein or in other rules and regulations under the 1933 Act;"

provided, however, that the Company agrees that whenever the shares of Common Stock issuable upon exercise or conversion of this Warrant shall have been beneficially held for three (3) years within the meaning of Rule 144(k) of the 1933 Act or any successor rule or statute or any shorter period of time allowed by such successor rule or statute, and so long as the Holder is not an affiliate of the Company within the meaning of Rule 144, if required by Rule 144 or such successor rule or statute, then the Company shall remove all restrictive legends and stop transfer restrictions at the written request of the owner of the shares of Common Stock issuable on exercise or conversion of this Warrant.

     6. Investment Representation of Holder. Holder represents and warrants that the Warrants evidenced by this Certificate, and any Warrant Shares (herein so called) purchased upon exercise of the Warrants, have been, or will be, acquired or purchased as an investment for Holder's own account and not with a view toward further distribution thereof. It is expressly understood that the Warrants cannot be sold or transferred, and that the Warrant Shares cannot be sold or transferred, except pursuant to an effective registration statement or an exemption from applicable securities laws.

     7. Fractional Shares. The Company shall not be required upon the exercise of any of the Warrants evidenced hereby to issue any fractional shares, but shall make an adjustment therefore in cash on the basis of the mean between the low bid and high asked prices on the over-the-counter market as reported by the NASD Automated Quotation System or the closing market price on a national securities exchange on the trading day immediately prior to exercise, whichever is applicable, or if neither is applicable, then on the basis of the market value of any such fractional interest as shall be reasonably determined by the Company.

     8. Registration of Warrant Shares. Upon exercise of the Warrants, the Company agrees to enter into a Registration Rights Agreement with Holder in the form of the Registration Rights Agreement attached hereto as Exhibit "A" and incorporated herein for all purposes by this reference.

     9. Notice. Any notice required or permitted by any party to this Certificate shall be in writing and may be delivered personally to the party being given notice or to the person in charge of the office of the party being given notice or by facsimile, hand delivery, national overnight courier service or by mail, at the party's address indicated below, and any notice will be effective only upon actual receipt by the party. The addresses and fax numbers of the parties are as follows:

          Holder:   Randall D. Smith
                    c/o Smith Management Company
                    885 Third Avenue, 34th Floor
                    New York, New York 10022
                    Fax: (212) 751-9502

          Company:  Inland Resources Inc.
                    Inland Production Company
                    475 17th Street
                    Suite 1500
                    Denver, Colorado 80202
                    Fax: (303) 296-4070
                    Attn: Kyle R. Miller

The names and addresses and fax numbers of persons to receive notice as stated in this Section may be changed by notice given in accordance with this Section.

     10. Parties. This Certificate shall bind the respective successors and assigns of the parties. However, this Certificate shall not be assigned by Holder without the prior written consent of the Company.

     11. Entire Agreement. This Certificate represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements or understandings. The terms of this Certificate may be amended only by a written instrument executed by the Company and the Holder.

     WITNESS the signature of the Company's authorized representative and the acceptance of the terms hereof by the signature of the Holder dated effective November 22, 1995.


                                   COMPANY:

                                   INLAND RESOURCES INC.



                                   By:
                                        Kyle R. Miller, President

                                   HOLDER:


                                   _________________________
                                   Randall D. Smith
                          EXERCISE FORM


           (To be executed by the Holder to purchase
         Common Stock pursuant to the within Warrants)




_______________________________
_______________________________
_______________________________

     The undersigned hereby: (1) irrevocably elects to purchase ______ shares of the Company's Common Stock issuable upon the exercise of the within Warrants, and encloses payment of $________________ therefor; and (2) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address below.



Date:_____________________
                                   (Please sign exactly as name
                                   appears on Warrant
Certificate)



                                   Address




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                EXHIBIT "A" TO WARRANT CERTIFICATE

                  REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement (the "Agreement") is made and entered into as of the ____ day of ________________, 1997 by and between INLAND RESOURCES INC., a Washington corporation (the
"Issuer"), and RANDALL D. SMITH (the "Purchaser").

                       W I T N E S S E T H:

     WHEREAS, the Issuer and Purchaser are parties to a Warrant Certificate dated as of November 22, 1995 (the "Certificate") pursuant to which the Issuer sold to the Purchaser _____________ shares of common stock, par value $.001 per share ("Common Stock"), of the Issuer (the "Shares"); and

     WHEREAS, Issuer and Purchaser agreed to enter into this Registration Rights Agreement upon the acquisition of the Shares by Purchaser pursuant to Purchaser's exercise of the warrants represented by the Certificate.

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Issuer and the Purchaser agree as follows:

     1.   Shelf Registration Rights.

     The Issuer will, as soon as possible following a written request by Purchaser, file a shelf registration statement (the "Shelf Registration Statement") on Form S-3 covering the Shares and thereafter shall use its best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable following such filing and to take any and all reasonable action within the Issuer's control (provided that such Registration Statement may be unusable during periods (which shall not exceed one hundred twenty (120) consecutive days or an aggregate of one hundred eighty days within any three hundred sixty five day period) of pending acquisitions or other material events which would require a post-effective amendment or supplement to the Shelf Registration Statement, it being agreed that the Issuer shall use its best efforts to file a post-effective amendment at the earliest practicable date so that the
Shelf Registration Statement will be useable), as may be necessary or appropriate to maintain such effectiveness until such time as neither the Purchaser nor any of its assignees own any Registerable Securities (as defined in Section 4) . Purchaser will cooperate fully with Issuer by filing comments or other documents with the SEC which may be required by the SEC, or by providing such documents as may be reasonably required by the Issuer. If the Purchaser proposes to dispose of any of the Registerable Securities pursuant to an underwritten offering the Purchaser shall have the right to select the underwriter.

     2. Indemnification. In connection with the registration of any of the Registerable Securities under the Securities Act of 1933, as amended (the "Act"):

          (a) Issuer's Indemnification. The Issuer will indemnify and hold harmless the Purchaser, each person who controls the Purchaser within the meaning of the Act and the Securities Exchange Act cf 1934, as amended (the "Exchange Act") , and the Purchaser' s officers and directors, as amended against any losses, claims, expenses, damages or liabilities (including reasonable attorney's fees) , joint or several, to which the Purchaser, its controlling persons or such officers and directors become subject under the Act, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, in any prospectus forming a part of the Shelf Registration Statement (the "Prospectus") or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Purchaser, each such controlling person or such officers and directors for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, expense, damage, liability or action; provided, however, that the Issuer will not be liable in any such case if but only to the extent that any such loss, claim, expense, damage or liability arises out of our is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to the Issuer by the Purchaser or Purchaser's underwriter expressly for inclusion in the Registration Statement.

          (b) Purchaser's Indemnification. The Purchaser will indemnify and hold harmless the Issuer and each underwriter of the Registerable Securities and each person who controls the Issuer or any such underwriter within the meaning of the Act and the Exchange Act, each officer of the Issuer who signs the Shelf Registration Statement and each director of the Issuer, against all losses, claims, expenses, damages or liabilities (including reasonable attorneys, fees), joint or several, to which the Issuer, any such underwriter or such officer or director or controlling person become subject under the Act, but only insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact made in reliance on and in conformity with information relating to the Purchaser furnished in writing to the Issuer expressly for inclusion in the Shelf Registration Statement.

          (c) Notification. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that any failure to give such notice will not waive any rights of the indemnified party except to the extent the rights of the indemnifying party are materially prejudiced. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in the defense thereof.

          (d)  If the indemnification provided for in this
     Section 2 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, expenses, damages or liabilities or actions in respect thereof, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, expenses, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the Issuer, on the one hand, and the Purchaser, on the other, in connection with the statements or omissions which resulted in such losses, claims, expenses, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any required notice. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Purchaser, on the other, and the parties, relative intent, knowledge, access to information and opportunity to correct or present such statement or omission. The Issuer and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 2 (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2 (d) . The amount paid or payable to an indemnified party as a result of the losses, claims, expenses, damages, liabilities or actions in respect thereof referred to above in this Section 2(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     3. Expenses. In connection with the Shelf Registration Statement, Issuer shall pay all expenses incident to the Issuer's performance of or compliance with its obligations hereunder, including, without limitation, all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, and the reasonable fees and disbursements of the Issuer's counsel and of its independent public accountants. Purchaser will be responsible for any expenses incurred by it, including for its own counsel, accountants, underwriters and representatives.

     4. Registerable Securities. For purposes of this Agreement, the term "Registerable Securities" shall mean (i) the Shares and any Shares sold by Purchaser to a permitted assignee pursuant to Section 8 and (ii) any shares of Common Stock issued or issuable with respect to the shares of Common Stock described in (i) above, by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganizations. Registerable Securities shall cease to be Registerable Securities when they have been disposed of pursuant to the Shelf Registration Statement or pursuant to Rule 144 under the Act.

     5. Rule 144 Covenants. The Company agrees that for so long as the Purchaser owns any Registerable Securities to (i) file with the SEC, in a timely manner, all reports required to be filed by the Company under the Exchange Act and (ii) to provide the Purchaser, upon request, information regarding the number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company.

     6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of law principles thereof.

     7. Binding Effect. The obligations of this Agreement shall be binding upon the parties, their heirs, successors and legal representatives.

     8. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that the Purchaser may assign all or any portion of its rights under this Agreement to a party to which it sells or transfers Registerable Securities in a private transaction exempt from the registration and prospectus delivery requirements of the Act, provided, at such time, Purchaser furnishes an opinion of counsel to such effect reasonably acceptable to the Issuer.

     9. Amendment. Amendments to this Agreement may only be made in writing signed by each of the parties.

     10. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no other agreements, written or oral, regarding the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   INLAND RESOURCES INC.


                                   By: _________________________
                                        Name: ________________
                                        Title: ________________


                                   ______________________________
                                   Randall D. Smith


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